Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NexPoint Diversified Real Estate Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.001 per share	Other	1,858,590	$6.43 (3)	$11,950,733.70 (3)	.00014760	$1,763.93

	Total Offering Amounts					$11,950,733.70		$1,763.93
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$1,763.93

(1)	Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933 (the “Securities Act”).

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers an indeterminate number of securities that may become issuable as a result of share splits, share dividends or similar transactions relating to the securities registered hereunder.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average high and low prices as reported on the New York Stock Exchange on July 16, 2024.